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                                                                    EXHIBIT 99.1

                    INTERMEDIA COMMUNICATIONS INC. ACQUIRES
            TELECOMMUNICATIONS DIVISION OF EMI COMMUNICATIONS CORP.

Tampa, Fl (June 28, 1996) - Intermedia Communications Inc. (Nasdaq/NM:ICIX), a rapidly growing provider of competitive telecommunications services in the Southeast, today announced that it has acquired the telecommunications division of EMI Communications Corp. ("EMI"), a wholly owned subsidiary of Newhouse Broadcasting Corporation, in exchange for 937,500 shares of Intermedia's common stock.

     Completion of the acquisition approximately doubles the number of enhanced data service locations served directly by Intermedia. The acquisition also (i) expands Intermedia's customer base and increases its exposure to interregional customers, (ii) facilitates cross selling of Intermedia's long distance and local exchange services into this expanded customer base, and (iii) reduces cost by eliminating overlapping facilities, removing duplicate network to network interfaces and creating economies of scale.

        EMI's telecommunications division, headquartered in Syracuse, New York, is a provider of enhanced data and interexchange private line services primarily in the northeastern U.S. EMI, a founding member of the UniSpan frame relay consortium, has approximately 140 employees in its telecommunications division and has concentrated its recent efforts on expanding its enhanced data services business.

     Intermedia Communications is a rapidly growing provider of integrated telecommunications solutions. Headquartered in Tampa, Intermedia currently operates fiber optic networks in Florida in Orlando, Tampa, Miami, Jacksonville, St. Petersburg and West Palm Beach; in Cincinnati, Ohio; in Raleigh/Durham, North Carolina; in Huntsville, Alabama; and has a network under development in St. Louis, Missouri. Intermedia specializes in packaging customized solutions to meet each customer's specific requirements and currently provides enhanced network services, including frame relay and Internet access, to more than 3,800 business and government customer locations in 800 cities nationwide. Additionally, Intermedia is a facilities-based interexchange carrier for more than 10,5000 customers.